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[The following is a transcript of the conference call for investors held by SCPIE Holdings Inc. on October 17, 2007.]

Operator

Good day, ladies and gentlemen, and welcome to the SCPIE Holdings special conference call. My name is Tiwanda, and I will be your coordinator for today. At this time all participants are in a listen only mode. We will conduct a question-and-answer session toward the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Mr. Howard Bender, Vice President of Communications, SCPIE Holdings. Please proceed, sir.

Howard Bender — SCPIE Holdings — VP, Communication

Thank you, and welcome to the special conference call to discuss yesterday’s news release announcing that SCPIE has entered into a definitive agreement to be acquired by The Doctors Company. Speaking on this morning’s call is Donald J. Zuk, SCPIE President and Chief Executive Officer. Also participating on the call and available during the question-and-answer portion is Robert Tschudy, SCPIE’s Chief Financial Officer. Before Don begins I would like to remind you of SCPIE’s Safe Harbor cautions.

On this call there are likely to be forward-looking statements that represent SCPIE’s expectations or beliefs concerning future events, including the consummation of the proposed transaction, its terms and timing. Risks and uncertainties concerning the transaction include the possibility that it does not occur or is delayed either due to failure of meeting closing conditions, such as approval of SCPIE stockholders, securing regulatory approvals or other reasons. Additional factors that may cause actual results to differ from the forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. With that, I now turn the call over to Donald Zuk.

Donald J. Zuk — SCPIE Holdings — President, CEO

Thanks, Howard, and good morning, everyone. As all of you know by now, yesterday we announced the signing of a definitive agreement to be acquired by The Doctors Company for $28 per share in cash. This equates to an aggregate purchase price of approximately $281 million. The purchase price represents a 27% premium over the 22.09 per-share closing price of our stock on October 15, the last trading day prior to the announcement. We are very excited about the transaction for both our stockholders and our policyholders. We believe it delivers outstanding value to our stockholders and it’ll create one of the largest physician and surgeon professional liability insurance companies in the nation and maybe perhaps the largest.

Our Board of Directors has approved the proposed transaction and has resolved to recommend that stockholders also approve it. The transaction also is subject to the receipt of regulatory approvals from the Department of Insurance in California, Delaware and Arkansas as well as approval from the SEC. Therefore the closing process can take upwards of 6 to 9 months.

Both SCPIE and The Doctors Company which is headquartered in Napa, California, were founded by physicians. We share similar values and together believe we can be even more effective defending claims, leading tort reform and patient safety efforts and providing outstanding service and benefits. The combined company will serve nearly 19,000 physicians.

During the period immediately ahead, we will continue to keep you informed of SCPIE’s progress along with any appropriate news pertaining to the transaction. I know many of you have questions. Bob Tschudy and I will try to answer them to the best of our knowledge at this time. I would add that we will have our third-quarter results November the first and therefore we are not able to answer any financial questions pertaining to the third quarter. I would appreciate and respect your not asking questions pertaining to the third quarter.

And now operator, would you please open the call for questions?

Operator

(OPERATOR INSTRUCTIONS) Brad Evans, Heartland.

Brad Evans — Heartland — Analyst

I just was hoping to get a little background on the transaction. I realize that Deutsche Bank was your financial adviser in this transaction. Was there an auction or how was the process conducted in terms of soliciting interest in SCPIE from various parties?

Donald J. Zuk — SCPIE Holdings — President, CEO

There are really two parts to answer that; one you didn’t even ask, but it tells you why we decided to go with an investment banker to do the process we did. One, we certainly analyzed where we were as far as our growth of the company, marketshare, the conditions in the marketplace, et cetera. Over the last several years we’ve had informal visits with several companies discussing various items concerning a possibility of getting together. The Board of Directors decided that the best way to really do something of this nature would be to have an auction. It is in the best interest of the stockholders rather than just [tayatan]. So the decision was made to have an auction by the Board. We had the beauty contest. Deutsche Bank was selected as the banker. And we proceeded with the exercise. Brad, hopefully that answers your question.

Brad Evans — Heartland — Analyst

Where there multiple parties that submitted indications of interest?

Donald J. Zuk — SCPIE Holdings — President, CEO

Yes, there were. It was an extensive effort on their part, and there were multiple parties who replied or were interested in the exercise.

Brad Evans — Heartland — Analyst

Can I ask you just when you look at your three publicly traded peers, valuations range anywhere between I guess 140 to 170 of book value and this transaction implies a valuation of about 1.2 times book value for SCPIE. Can you just talk about what were the major drivers that you think caused the transaction to be consummated at such a large discount to your publicly traded peer group?

Donald J. Zuk — SCPIE Holdings — President, CEO

Well, I mean a large discount — I mean I think if you look at, I put a question mark on that. If you look at the Company, if you look at where we have been over the last five years, the problems the Company encountered from our business in the assumed reinsurance area and the out-of-state business, what we went through to bring the Company back to its present state was a tremendous Herculean effort on all parts. We attained a certain degree of success. We analyzed market conditions. We’ve analyzed many, many factors that go into having the larger multiples. And in the interest of the stockholder and looking at it, we decided, the Board decided that the effort to try to get to that kind of a multiple would take several years, at least three years to five years. And in the best interest of the stockholder it was better to take a good offer like this now than to speculate as to what three to five years would bring us.

Brad Evans — Heartland — Analyst

So you are indicating — you believe that the reinsurance and direct healthcare on top of the Highlands insurance exposures, those three issues — those three issues that continue to overhang the Company warranted such a significant discount to the publicly traded peer group, is that correct?

Donald J. Zuk — SCPIE Holdings — President, CEO

I guess, where I disagree with you Brad is when you think it is such a significant discount. If you look at it from a purely mathematical point of view I guess you are correct or I would say obviously you are correct from a mathematical point of view. I think you have to look at it, as I said, from where the Company has been and where it is today.

Brad Evans — Heartland — Analyst

No doubt — I mean no doubt. I think, the reinsurance liability has fallen from over $100 million in 2003 to something on the order of 40 some million as we sit here today and the direct healthcare liability has gone from $125 million down to $28 million, and the case count has fallen from over 700 to 100. And the Highlands insurance liability has fallen from over midteens to down to 5 to 6 million. So you guys have done a nice job of gradually working down those exposures. I guess I am just — and the reason I ask the question is because a tenth of a percent in terms of a multiple point is almost $2 a share, so the difference between 1.2 times book and 1.4 which would put you at the low end of your peer group, you know that is a pretty significant — that is a significant number relative to $28. So that is why I ask the question.

Donald J. Zuk — SCPIE Holdings — President, CEO

Again, the only logical way you can really answer that question, is as I said to look were we’ve been. Now thank you for the compliment for my management staff. However, we still have a ways to go before it is all off the book, so to speak. And if you accept my statement and don’t forget not having an A rating from A.M. Best very detrimental in producing new business. So if you will check and see, and I think you’ve done this already, Brad, you will see the decline in our premium volume over the last several years has been there. And so we don’t have topline growth. We are showing profits as you see over the last several quarters. We have made good progress.

But the Board sitting there says to themselves, if you don’t mind my paraphrasing, it’s going to take us approximately three to five years to get to X. Let’s say it’s the multiple you are looking for versus where we are today. And no one knows what the future brings. By that statement I mean, it is merely speculation as to how long it will take us to obtain the rating. We are in a very, very soft market. Growth is extremely hard. It is our opinion, management’s opinion that it will be at least two years, more like three years before the market hardens again. And in a soft market with our rating we are just not going to get to the point where we are going to give the stockholder the kind of return you are just talking about. So that creates the problem of do you take the chance and sweat it for three to five years to get to that multiple, or do you accept a very good offer at this point in time? It was the full Board’s feeling that the best thing for the stockholder was to take a good offer at this point in time rather than speculate for the next three to five years and that is the honest answer for you, Brad.

Brad Evans — Heartland — Analyst

Thanks for the response, and I will get back in queue and I will cede the floor to someone else.

Operator

[Ethan Johnson], Ramius Capital.

Ethan Johnson — Ramius Capital — Analyst

I just had a few questions, so we’ll knock them off in order. What is the pro forma market share of the combined company in California?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

That is a little bit difficult to answer in the fact that if you are trying to look at what we think would be the combined market share of doctors, if you will, that are available to be insured, in other words take out the governments and people who are self-insured and stuff like that. It would be less than 30%, maybe somewhere between 25 and 30%.

Ethan Johnson — Ramius Capital — Analyst

Okay, and I guess does that sync with how you presented — I guess the share of medical malpractice premiums written?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

What you see in terms of the share of medical malpractice premium it would be much lower than that I believe because of the — that includes hospital — when you look at A.M. Best or you look at any of the NAIC publications relative to market share in terms of premium, that includes hospitals and things that we don’t even write.

Ethan Johnson — Ramius Capital — Analyst

Next question is, what is the amount of the excess cash on the balance sheet that is available for the buyer to use in funding the acquisition?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

We can’t really speak for The Doctors Company in terms of how they are going to do it, but I would say, suggest that they have a lot of cash in excess of what would appear to be excess capital, and certainly liquid investments that should not create a problem relative to their ability to close.

Ethan Johnson — Ramius Capital — Analyst

What is your excess capital?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

I was talking about The Doctors Company.

Ethan Johnson — Ramius Capital — Analyst

I understand. What is your excess capital?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

Well, our excess capital, as Don talks about and Don had mentioned, quite frankly, in relationship to the A.M. Best rating and things like that doesn’t exist. We may think that there is excess capital, but the point is that until you are A rated by A.M. Best the rating agencies are suggesting you don’t have any excess capital.

Ethan Johnson — Ramius Capital — Analyst

Understood. Thank you. The last question is just the regulatory, the SEC filing last night suggested that this was not the superior offer. And so I imagine the Board disagrees with that. And so I guess my the question that it raises is how many offers were there that were for consideration or implied consideration above $28? And if you could explain why, I guess if you can explain why the Board decided those offers were inferior.

Donald J. Zuk — SCPIE Holdings — President, CEO

I can’t get into certain confidentiality areas. I can say this. The Board spent an exhaustive amount of time reviewing all the proposals, and in their judgment, the Board’s judgment this was the very best proposal. And other than that I don’t really believe I can comment. I can just tell you from my perspective I thought the Board did a thorough, thorough job of vetting that question, looking at all the offers that came in and what it meant to the stockholder. And the Board clearly thought that this was the best offer at this point in time for the stockholders.

Ethan Johnson — Ramius Capital — Analyst

Was there an offer in excess of $28?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

No, there was no offer in excess of $28. If you take a stock, and you know this as well as I if not better, if you take a stock today that doesn’t tell you what the price is going to be tomorrow or three months from now or six months from or two years from now. As I said to Brad earlier on the call we could speculate — if SCPIE made this move three years from now the stock might be double what it is today. But there is an old adage — this is my adage, but I think it is a good one. A bird in the hand is worth two in the bush and this was a very good offer by the company, The Doctors Company. And it was superior by the Board’s analysis than any other offer. And that is why it was taken.

Ethan Johnson — Ramius Capital — Analyst

So in other words, there may have been an offer in excess of $28 in stock now, but the Board decided that there was an uncertainty as to how that stock would (multiple speakers)

Donald J. Zuk — SCPIE Holdings — President, CEO

No, that is not correct. There was not an offer better than $28. That is not correct. The best offer was $28.

Ethan Johnson — Ramius Capital — Analyst

Okay. Thank you for the clarification.

Operator

Ron Bobman, Capital Returns.

Ron Bobman — Capital Returns — Analyst

Hi, it’s Ron Bobman. I just had a couple of questions; when was Deutsche Bank engaged by the Company?

Donald J. Zuk — SCPIE Holdings — President, CEO

Deutsche Bank was engaged — I don’t have the exact date for you. I would say it was least a year ago, maybe more like 14 months ago. Here it was, January 2007.

Ron Bobman — Capital Returns — Analyst

January ‘07. And I think the first caller, the fellow from Heartland when you were responding to him, Don, you talked about this was the trade-off of sort of continuing to go it alone and grow the business or sustain the business organically as compared to this $28 offer. And I am a little surprised. I recall the second quarter call I guess it was probably in mid-August or so in the discussion there you talked about, very much about a plan to look at additional space to grow into and to stay it alone and retain capital for the ultimate objective of getting the A- or A category rating. And so I am surprised that you made those statements while at the same time Deutsche Bank had been engaged and obviously you were pretty far along in an auction process, that you would speak that way given the backdrop unbeknownst to the shareholders.

Donald J. Zuk — SCPIE Holdings — President, CEO

I’m awfully sorry but I have to disagree with your statement. I do not recall ever saying that we are going out-of-state again or anything of that nature.

Ron Bobman — Capital Returns — Analyst

You should look at a transcript because it is definitely there.

Donald J. Zuk — SCPIE Holdings — President, CEO

I definitely will, but that is not my recollection at all. I may have said something to the effect that in the future we might take a look if the opportunity presented itself when we had an A rating or something of that nature for future growth, but I never said definitively that we were going out-of-state. If someone were to ask me a general question about what is the marketing plan, I think that’s it was someone asked, what is your marketing plan or what is your goal for the next several years? I would say a] to get the A rating back, b], to explore good business opportunities not only here in the state, but out-of-state if the opportunity was there. And it made sense to do. But I did not ever say definitively that we were going to go out-of-state. That is not in my opinion a correct assumption.

Ron Bobman — Capital Returns — Analyst

That isn’t what I said today.

Donald J. Zuk — SCPIE Holdings — President, CEO

Management maintains a strategy for different avenues, so you always have to have a strategy. And on that call if the question was asked in general terms like I’ve just answered it, I would’ve had to have given that answer because if I didn’t, if I said well we’re not doing anything that would have been a total capitulation that we were seriously considering doing something with the Company. So I had to given an answer based on strategies that if this did not materialize we would’ve gone down a different road. We felt this was the best avenue to go down, so I don’t see a conflict there at all.

Ron Bobman — Capital Returns — Analyst

I do because the question was about capital but you can look at a transcript and continue to disagree. Are you — have you gotten a fairness opinion?

Donald J. Zuk — SCPIE Holdings — President, CEO

Yes, we’ve received a fairness opinion from Deutsche Bank.

Ron Bobman — Capital Returns — Analyst

Deutsche Bank also provided that?

Donald J. Zuk — SCPIE Holdings — President, CEO

That is correct.

Ron Bobman — Capital Returns — Analyst

Don, earlier I think again answering the fellow from Heartland’s question you said the full Board was in support or behind this $28 deal with The Doctors Company.

Donald J. Zuk — SCPIE Holdings — President, CEO

I’m sorry, I stand corrected if I said the full Board. There was one abstention.

Ron Bobman — Capital Returns — Analyst

So short of the one abstention everyone else voted in favor of the deal?

Donald J. Zuk — SCPIE Holdings — President, CEO

The merger agreement had been approved by the Company’s Board, and with the requirements of Delaware law, and the details regarding the merger are going to be discussed in that proxy statement, which we mailed to all of you for the stockholder meeting. So that is basically the answer.

Ron Bobman — Capital Returns — Analyst

So it wasn’t the full Board.

Donald J. Zuk — SCPIE Holdings — President, CEO

NO.

Ron Bobman — Capital Returns — Analyst

What is the ballpark time you think the proxy will be out? That’s my last question.

Donald J. Zuk — SCPIE Holdings — President, CEO

I think it will be out in January.

Ron Bobman — Capital Returns — Analyst

Thanks a lot.

Operator

Peter Seuss, SuNOVA Capital.

Peter Seuss — SuNOVA Capital — Analyst

Congratulations on doing the deal. Just had one quick follow-up to a previous discussion. I think you mentioned that there were no official offers above 28, though at the same time you had a discussion whether or not you are willing to take stock in a deal. So my question is really your opinion of not wanting to take stock in a deal, did that kind of prevent anyone from making an offer above $28 with their stock, so was there almost an implied offer above $28? And if you could just provide any color as to how any discussions involving an offer with stock went, that would be great.

Donald J. Zuk — SCPIE Holdings — President, CEO

There were offers with stock, but you have to understand something that today’s offer is not what would be the price at closing. The 20 day moving average at the close of six to nine months would be what it is. And so you have to take that into consideration. What was used as of now or as the date the Board met and reviewed it was $28. There was not — you could speculate as to whether the stock will go up in six months or not. The Board accepted the offer for the acquisition of the Company that it felt was in the best transaction reasonable available for the Company’s stockholders. We can’t comment on other acquisition proposals because of confidentiality obligations, so I tried to answer that to the best of my ability.

Peter Seuss — SuNOVA Capital — Analyst

And just out of curiosity, obviously in talking to the management and looking at the entire industry in all geographies, the reserve development has been extremely favorable. And I am just wondering you guys seem like you have been a little bit less aggressive than peers in releasing those reserves in your core business I’m talking about. And I’m just wondering in the discussions what did you get paid per se, per dollar of reserve redundancy approximately? Were they willing to give you credit for that reserve redundancy in the deal, or did the premium to the book value really just come from your current retention of new business and they did not give you any credit for reserve redundancy?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

I don’t — first of all I would suggest that I don’t think that I would disagree with your comment that we have not been as aggressive as other people in the public marketplace relative to release of reserves. I think our position has always been very consistent in terms of our ability to start the exercises we’ve talked about on many times during the quarterly calls. In terms of reserving the current year conservatively and then if nothing happens and develops that allows you to take it down in the future.

What I don’t — what is very difficult for us to project, I guess, is where we stand relative to our overall projection and another company stands in its overall projection. I think where you may have seen people commented in the past about large reductions, those are people who get caught just almost having too many reserves that their accountants and the SEC just can’t abide by. We have been very consistent certainly over the last five years as to our relative position to that, and I don’t think that has changed at all.

Now did The Doctors Company take that into consideration? The only thing I can say along those lines is the fact that The Doctors Company and all the other people that we were talking to during this timeframe had full access to all of our actuarial work and stuff like that and I would presume that it was taken into consideration by everybody.

Peter Seuss — SuNOVA Capital — Analyst

With respect to the noncore businesses, since you hired Deutsche Bank back in January did you guys explore trying to pay somebody to take those liabilities off your balance sheet? And if so, any color as to how much that would have cost to do. And in this deal was it implied that you would have to take further hits in the noncore business or no?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

Well, I think we have talked in the past that we are and continue in active mode of trying to commute and negotiate, if you will, settlements for those areas in the assumed reinsurance primarily that makes sense. However, I think somebody had commented earlier that we’ve reduced that by a significant amount, which is nice and I guess I appreciate the comment, but the largest piece that is left is the high-level [AUK EK] business and as we’ve talked in the past on that, bad that still has risk in it. And it’s still a pretty large number on a gross basis. So the answer is it is one thing to do a commutation when people agree as to what the ultimate risk is and you are simply kind of maybe arguing about a little bit of well, there is this — the IBNR could be X, it could be Y, something like that. It is different, totally different when there is still risk in the portfolio because it is not at its normal commutation timeframe. And when that happens the price goes up significantly in our experience. And so therefore I think that in order to get rid of AUK EK, although we’ve held discussions we are probably looking at a significant number, yes, if you wanted to get rid of it today.

Peter Seuss — SuNOVA Capital — Analyst

Okay. Significant, though, just meaning larger than — I mean I think in the past you guys have kind of indicated it would maybe just when you’re looking at the company value it by and taking a dollar haircut to that business, do you think it’s actually worse than that? Or in the sale of the Company did no one give you credit for that comment?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

We are not privy, obviously, to anybody and all the people that were discussed. We are not privy to how they did their valuations, per se, but if you are asking whether somebody put a significant number on it, I don’t really know, Peter.

Peter Seuss — SuNOVA Capital — Analyst

Okay and sorry.

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

If they did it was remarkably consistent.

Peter Seuss — SuNOVA Capital — Analyst

One last question just on the excess capital, a comment from before. If you did have an A rating right now, looking at comparable companies and what they are allowed to lever up to, what would your debt to equity be in your ideal world?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

Debt to equity or premiums to surplus?

Peter Seuss — SuNOVA Capital — Analyst

Premiums to surplus, I guess. I am wondering how much excess capital you would have if you had the A rating and thus were able to actually use your excess capital.

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

Well, I think —

Peter Seuss — SuNOVA Capital — Analyst

Because I’m sure that played into the deal, right? Because this company will be able to access that excess capital?

Robert Tschudy — SCPIE Holdings — CFO, SVP, Treasurer

To a degree that doing the transaction doesn’t hurt their own rating I would presume that that is true. Again, we are not — we don’t have all the details as to what they were doing on the other side. But I think an A rated company I think by what you see out in the marketplace — not just The Doctors Company but other med mal companies primarily is certainly looking at something that is probably saying that they could increase writing at least the one-to-one, maybe 1.2 to 1.

Peter Seuss — SuNOVA Capital — Analyst

Okay. Sounds good. Thank you for taking the time.

Operator

Brad Evans, Heartland.

Brad Evans — Heartland — Analyst

Thanks for taking the follow-up. I guess for Don, when you look at all the potential transactions that could materialize here, do you personally believe that The Doctors transaction is one that is best for current SCPIE employees as well as shareholders? In other worse, does this transaction marry in your view the interest of both constituencies, in your view?

Donald J. Zuk — SCPIE Holdings — President, CEO

Number one, Brad, I am sure you know this under Delaware law when you go into these types of negotiations or discussions or auction or whatever you want to call it, you cannot take into consideration your employees as far as is this company A better than B company because my employees will have a job with A company where they might not have a job with B company. A or B company is always speculation as to a new company or a merger partner would keep or not keep. So that is purely speculation. And that is not a consideration for the whole Board or me personally because under Delaware law, and I am a director, an employee director, you just can’t take that into any kind of consideration when you review the bid process.

Brad Evans — Heartland — Analyst

Thank you for the response.

Operator

(OPERATOR INSTRUCTIONS)

Donald J. Zuk — SCPIE Holdings — President, CEO

All right. If there are no further questions, I thank you very much, and we will talk to you in November. Thank you so much.

Operator

Ladies and gentlemen, thank you for joining in today’s presentation. You may now disconnect, and have a great day.